Exhibit 99.1

UNIZAN FINANCIAL CORP.

Moderator: Jim Pennetti

October 27, 2003

1:00 p.m. ET

Operator:	Good afternoon. My name is Tina and I will be your conference facilitator today. At this time I would like to welcome everyone to the Unizan Financial Corp. Third Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

I would now like to turn the conference over to Mr. Jim Pennetti. Sir, you may begin your conference.

Jim Pennetti:	Good afternoon and welcome to our financial results conference call for the third quarter. Hopefully you’ve had an opportunity to review the press release we distributed at the opening of the market today.

Joining me this afternoon are Unizan Financial Corp.’s President and CEO, Roger Mann and Jim Nicholson, our Executive Vice President and Chief Operating Officer.

This conference call is being broadcast live over the Internet on our Web site at www.unizan.com and additionally the call is being recorded and will be available later today via Web cast replay on the Internet or via the telephone at 1-800-642-1687 for U.S. participants or 706-645-9291 outside the United States. The conference ID number is 2933482.

Unizan’s third quarter 10Q is scheduled to be filed on or about November 12th. Before we get started I would like to remind you that during the course of this conference call we may make projections or other forward-looking statements regarding future events for the financial performance outlook for Unizan. We caution you that such statements are only predictions and that actual events and results may differ materially.

Reference is made to Unizan Financial Corp’s filings with the Securities and Exchange Commission including its annual report on form 10K for the year ended 12/31/02 and other periodic filings. Additionally the corporation will file an 8K of the transcript from this conference call.

Now at this time I’d like to turn the call over to Roger for some opening comments.

Roger Mann:	Thank you, Jim, and good afternoon, everyone. Thank you for participating in our call and your continued interest in our company. Before I turn the call back to Jim, I would like to recap several third quarter highlights.

Number one, SBA activity continued to be very strong for our company.

Number two, our new strategy of concentrating on smaller aircraft is producing positive results as asset quality was strong, quality of new business is excellent and our pipeline is starting to build.

Three, in our retail banks our sales training and service projects are beginning to produce favorable results as our sales per FTE per day have increased over 50% since the beginning of the year.

Number four, in our Wealth Management area, we have reengineered our retail brokerage program and staffed our distribution network in all of our markets. This will be the first time that we have been fully staffed in this area.

We’ve also hired a new director of investments from a large regional financial services company with significant experience in this area and have implemented a philosophy of open architecture and offering the use of outside money management to complement our internal expertise.

Through teamwork and cross referrals we have to-date exceeded our 2002 insurance production of which approximately half of the new business to-date has resulted from internal referrals which were non-existent in 2002.

We continue to execute in our strategic direction and position our company for long-term growth.

Now for the financial detail I will turn the call back to Jim Pennetti. Jim.

Jim Pennetti:	Thank you, Roger. I’m going to provide some more detail and insights on the third quarter’s results and discuss some of the items which impacted the quarter’s numbers.

Net income for the third quarter was $6.8 million or $0.31 per diluted share. Last quarter we earned $0.30 per diluted share. Now let’s look at some items which affected this quarter’s EPS.

First, Unizan recognized net security gains during the quarter by selling about $39 million of bonds and taking $1.8 million in net gains. This was $1.2 million after tax or $0.05 per diluted share.

There were three distinct strategies related to these sales. The first one involved a deleveraging strategy where management paid off $44 million of Federal Home Loan Bank advances with the proceeds of lower yielding mortgage-backed securities.

These bonds also had higher extension risk and given their market value, management decided to recognize the gains and pay down the Federal Home Loan Bank advances which had an average rate of about 6%. The prepayment of the Federal Home Loan Bank advances did impact the margin which I will address in a few minutes. The impact of the FHLB expense to earnings per share was $0.03.

The second sale was a $5.5 million of smaller mortgage-backed security pools which provided a gain of $343,000 after tax. These proceeds were reinvested in CMOs and mortgage-backs with more stable average lives, cash flow structures and liquidity. Management’s goal was to reduce its exposure to extension risk on the securities it sold.

The last sale was $5 million of trust-preferred securities which lowered Unizan’s credit exposure to one particular holding company. Because of this holding company’s acquisitions we found ourselves with more credit exposure than we desired. There are no performance problems with this particular company; we just had more concentration there than is prudent.

The other item in the securities gains/losses line was the impairment charge for the North Country Trust Preferred Security. Unizan took a charge of $250,000 or $0.01 per diluted share in the third quarter. Management will continue to monitor that situation and it is possible that there could be further impairment in the future.

During the quarter we recovered over $500,000 on the mortgage servicing rights asset. This equated to $0.02 per diluted share so we have recovered about half of our 2003 write-down on the MSR.

Now I’d like to take a closer look at the margin and some of the factors which impacted the margin as we compare third quarter and second quarter of ‘03. I’ve already discussed the prepayment of the Federal Home Loan Bank advances and the impact to EPS.

Since this prepayment expense was recorded as interest expense, it did have a negative effect on the margin. In fact, it reduced the third quarter margin by 17 basis points and the year-to-date margin by 5 basis points.

Unizan’s margin was also negatively affected by faster than projected amortization of the premiums associated with the purchase accounting adjustments on the former UNB Corp loans. As we discussed in the release, these loans were mark to market at the time of the merger in March of 2002 and average lives were determined for each loan type.

With the low rate environment and the refinancing or accelerated payment of principle on these loans, especially our commercial and commercial real estate portfolios, we had to amortize these premiums faster than originally projected. This was especially true in the third quarter when there was a considerable decrease in the balances of commercial loans.

The impact to the margin was 14 basis points in the third quarter and 4 basis points on the year-to-date margin. Given the current rate environment we believe that these prepayments will slow down however there are still significant loan balances on these credits so additional pay downs could affect our interest margin in the coming quarters.

Finally, regarding items impacting the margin, we have the impact of faster prepayments and pay-downs on our CMOs and mortgage backed securities. During the early part of the quarter we experienced considerable increases in our cash flows as the CMOs and mortgage backs paid down with the ending of the refinancing boom and the up tick of mortgage rates.

The mortgages collateralizing these bonds were refinanced in the latter part of the second quarter and by late July and August these loans paid off thus accelerating our amortization expense. The impact was 13 basis points on the third quarter’s net interest margin and 4 basis points on the year-to-date margin.

We have already seen a tremendous slowdown in prepayments on our investment portfolio and we are projecting that the margin will not be as greatly affected as it was in the third quarter.

To summarize, September 30th, ‘03, margin for the quarter was 2.73% but with these adjustments would equate to 3.17% as compared to the second quarter’s margin of 3.19%. On a year-to-date basis through September 30th, year-to-date margin was reported at 3.15%. With these three items it would be 3.29% as compared to 3.36% through June 30th of ‘03.

As we project for the fourth quarter we see a margin for the quarter in a range of 3.12% to 3.15%.

Now let’s look at non-interest income for the quarter. Non-interest income excluding the net security gains increased from $7.2 million for the second quarter of ‘03 to $8 million in the third quarter. Our wealth management fee income was $1.7 million compared with $2.1 million in the second quarter. The $400,000 decline is due to the fact that our tax preparation fees are taken in the second quarter of the year. This is about $275,000 of fee income.

The second factor was a decline in our retail brokerage income. As part of our overall strategic direction with Wealth Management, which Roger mentioned earlier, the retail brokerage operation was overhauled during the quarter which led to some reorganizing and restructuring of the department, thus we were not fully staffed for a good part of the quarter which led to a decrease in revenues.

However that process is now complete and we have added additional brokers to our staff and have completed their training. We are also consolidating all of our brokerage activity under a single platform which should be completed by year-end.

With that, we believe we are well positioned to increase our brokerage sales through our branch network and through our Unizan Financial Advisor subsidiary. We anticipate revenues beginning to pick up in the fourth quarter and then continuing to increase as we enter the new year.

Our SBA production and gain on sale of SBA loans continued at a record pace in the third quarter. We took $909,000 of gains in the quarter versus $791,000 of gains in the second quarter. Our production continued to be very good and our SBA pipeline looks very strong as we enter the fourth quarter which is traditionally our best.

We did see some of the impact of the slowdown in mortgage loan refinancing during the third quarter but the full impact will be more fully realized in the fourth quarter. We took gains of $887,000 compared with $1.4 million of gains in the second quarter of ‘03.

Going forward we are projecting our retail production at about 50% of our second quarter levels and a concurrent decline in gain on sales.

On the expense side of the mortgage loan business our originators are all commission-based so as production declines we will see a decline in our salary expense related to mortgage loans.

We have also been exploring new delivery channels for mortgages, looking at our wholesale loan operation and how to expand our retail mortgage business in some of our growth markets. The greatest impact on other operating income was the recovery of the mortgage servicing right impairment charge.

Looking now at non-interest expenses we saw a decrease from $16.8 million in the second quarter of ‘03 to $15.7 million in the third quarter. As you recall, during the second quarter we recognized $1.2 million of benefit expense associated with the termination of the defined benefit plan. If we adjust the second quarter for that expense, non-interest expenses would have been $15.6 million compared to $15.7 million in the third quarter.

Comparing the second quarter salaries and benefits expense adjusted for the defined benefit plan expense to the third quarter, there was a decline of about $100,000. Management continues to monitor this area along with all other non-interest expense categories very closely.

Given the continuing economic sluggishness in Ohio and the Midwest in general, management was pleased with the loan growth we did experience in the third quarter. Commercial real estate loans increased by $9.3 million and home equity loans increased by $27 million including the purchase of a home equity package from another financial institution. These areas’ pipelines continue very strong as we move into the fourth quarter.

Commercial loans decreased $5.5 million from quarter to quarter and Jim Nicholson is going to address this in his remarks on credit quality and the allowance for loan losses. Of course residential real estate loans decreased during the quarter as we continued to sell off fixed rate product into the secondary markets.

We continue to emphasize asset quality which Jim is also going to address in detail in a few minutes.

Looking at deposits now, total deposits decreased by $55 million during the quarter with CDs decreasing by $47 million of which $25 million were brokered CDs.

We priced our CDs in the middle part of the market for most of the quarter, as we continued our strategy of replacing CDs with our Money Market and Checking with Interest products. As we discussed last quarter, we had a very aggressive Money Market and Checking with Interest campaign earlier this year using rate specials to bring new dollars into the accounts.

We consider this campaign to be a success as we have retained over 50% of the deposits once the teaser rate fell off. These deposits allowed us to price CDs lower to continue our repositioning of our deposit mix. We continue to believe that altering our mix of deposits and building relationships with these clients will benefit us in the future.

As we did last quarter, we had very strong growth in our non-interest bearing checking accounts with these balances growing by approximately 11% on an annualized basis. Our strategic initiative of increasing our deposit relationships with our corporate clients continues to pay dividends as we establish new deposit and cash management relationships with our clients.

Our chief deposit officer and our corporate bankers will continue to build on this strategy as we move into the fourth quarter and into 2004.

Finally regarding our borrowed funds position, we did pay off the $44 million of higher rate advances during the quarter. Our overnight Fed Funds purchased and FHLB Repo advances, or overnight FHLB borrowings, increased by $39 million from June 30th to September 30th. These short-term borrowings are at the Fed Funds rate.

Also the brokered CDs which we did not renew, were at a rate of 1.55%. We took out variable rate FHLB advances at a current rate of about 1.30%; however, we have the ability to pay off these advances each month without any penalty so this gives us a great deal of flexibility with our short-term liquidity position.

Now I would like to turn the conference call over to Jim Nicholson to discuss credit quality.

Jim Nicholson:	Thank you, Jim. Good afternoon, everyone. Credit quality again remained relatively stable showing some signs of minor deterioration. At September 30th, 2003, Unizan’s non-performing loans were $24.9 million and this compares with $23.4 million at 6/30/03 and $18.7 million a year ago.

Included in the $24.9 million of non-performing loans at the end of the quarter were $8.6 million of government-guaranteed loans of which $6.8 million is guaranteed.

Looking under the surface of the slight rise in the level of NPLs provides additional clarity. Of the $1.5 million increase in non-performing loans $500,000 is attributable to the guaranteed portions of sold government guaranteed loans which have been repurchased from the investor due to their delinquencies. The remaining $1 million is secured by commercial real estate.

Of the $24.9 million non-performing loans at the end of the quarter, $15.7 million or approximately 63% are either one to four family residential loans or the portion of loans guaranteed by the government that I just mentioned.

The liquidation of the guaranteed portion of SBA loans has been slow nationally due to the volume of loans in liquidation and complications and uncertainty regarding the SBA’s plans for the administration and processing of loan buybacks and liquidation.

While this has increased delinquencies in non-performing assets, we continue to believe there is little risk of loss as these submissions are eventually processed. We believe that the SBA is proactively addressing its internal issues and we are optimistic that we will see progress in this area.

Adjusting for the guaranteed portion of SBA loans, the non-performing loans to total loans percentage drops to .94% from 1.29%. Also the allowance coverage of non-performing loans will increase to 135% from 99%.

Our loss experience during the quarter and year-to-date in the residential portfolio continues to be good as net charge-offs were approximately 2 basis points on an annualized basis for the quarter and approximately 4 basis points annualized year-to-date. With respect to the overall level of non-performing loans we believe the risk of these loans is substantially mitigated based upon the previous discussion.

Turning to net charge-offs, net charge-offs declined during the quarter and remain very manageable. Net charge-offs for the third quarter were $1.3 million compared with $1.4 million for the second quarter of ‘03. Annualized net charge-off to average total loans were 27 basis points for the third quarter of ‘03 versus 29 basis points for the second quarter.

We continue to experience higher levels of charge-offs in consumer loans and more specifically, the indirect portfolio, due to the down economy and increased bankruptcies. This has been occurring for more than a year now.

It is possible that we may experience a slight increase in charge-off levels during the fourth quarter primarily in the consumer and commercial real estate portfolios. While our charge-off levels are up from very low historical levels they are still quite manageable.

Annualized net charge-off percentages by portfolio for the quarter were residential – 2 basis points, commercial – 8 basis points, commercial real estate – 17 basis points. There were no charge-offs in the aircraft portfolio. Government guaranteed was 33 basis points, consumer direct was 158 basis points, consumer indirect – 163 basis points and the home equity portfolio was at 5 basis points.

Delinquencies increased during the quarter. The delinquency ratio for all loan portfolios was 1.65% at the end of the third quarter versus 1.52% at 6/30/03 and 1.42% a year ago. Notes of interest regarding the delinquencies during the quarter were increases in residential and commercial real estate loans and decreases in commercial and aircraft.

Residential delinquency trends are consistent with Ohio and national trends. Bankruptcies are up and are a significant part of the numbers. Again while this has resulted in continued higher levels of delinquencies and non-performing assets, we continue to see very little translation into losses. We continue to remain cautious as the economic uncertainty in Ohio and the Midwest extends and record levels of bankruptcies continue.

I would like to highlight that our strategy communicated approximately a year ago to shift our aircraft focus to light twins and singles and away from small jets has been executed quite nicely and is producing positive results.

Delinquencies in the aircraft portfolio were only 6 basis points at the end of the quarter. Also we are starting to see growth in the portfolio while the risk profile is changing. Jet aircraft loan balances currently total approximately $42-1/2 million or 31% of the aircraft portfolio. This compares with approximately 38% a year ago.

The allowance for loan losses remains consistent. The allowance for loan losses to total loans ratio was 1.27% at the end of the third quarter, relatively consistent with the prior quarter’s ratio of 1.29%. During the quarter the provision for loan losses totaled $1 million, same as the second quarter of ‘03 and consistent with the approximate $930,000 provided during the third quarter of ‘02.

During the quarter two large classified credit relationships totaling approximately $15 million were successfully worked out of the commercial portfolio through financing outside of Unizan. This more than accounted for the decline of approximately $5.5 million in the commercial portfolio during the quarter. As a result, we believe that we have prudently reduced our risk profile in this portfolio through the exit of these credits.

Also we continue to shift the mix of the consumer portfolio away from indirect and into home equity loans. During the quarter the indirect portfolio declined approximately $10 million or 28% on an annualized basis.

In summary, while we have experienced some increase in delinquencies and non-performing assets during the quarter, we continue to not see any evidence of this translating into significantly increased charge-off levels. This is consistent with the nature of our portfolio, being real estate secured and government guaranteed, as well as our prior communications.

At this point I will turn the call back to Roger.

Roger Mann:	Thank you, Jim. To conclude, we continue to be cautious regarding the prospect of a rapid Midwest economic recovery in the fourth quarter and into 2004. Margin compression is a given, but we will continue to focus on credit quality, balance sheet strategies, driving non-interest income and focus on events for increasing future earnings and franchise value.

At this time we’ll be pleased to take questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Steven Alexopoulos of Sandler, O’Neill.

Steve Alexopoulos:	Hey, guys.

Roger Mann:	Hi, Steve.

Steve Alexopoulos:	Hi, a couple of questions. First, given that you provided less than charge-offs in the quarter, what is your comfort level say with the reserve? Is it possible that you could under provide going forward?

Jim Nicholson:	Yeah, Steve, this is Jim Nicholson. We continue to develop our migration analysis and other data to really facilitate the substantiation of the adequacy of our loss ratios and percentages both by classification and by portfolio. I mean really that’s to help us measure the inherent risk profiles of the portfolio and evaluate the allowance and I think what we see is that we do believe that the allowance is adequate as we sit here today.

I think it is possible that as we continue to evaluate the unallocated portion and I won’t say unallocated but I’ll say the qualitative factors in helping us determine our adequacy of the allowance. It is possible that we will have an ongoing situation of providing less than charge-offs but I would say not substantially.

Steve Alexopoulos:	Do you typically measure that related to loans or NPAs to sort of justify it, how adequate the reserve is?

Jim Nicholson:	No. Really each month and each quarter we measure the risk profile and as you know, that changes each quarter based upon loan classifications and some other qualitative trends. And for instance, this quarter we saw a couple of large classified credits that we were able to work out of the portfolio. And in doing that, decrease some of the allocation requirements.

Steve Alexopoulos:	Okay, second question probably for Roger. With the efficiency ratio near 55% in the quarter, are there any initiatives to come maybe a little bit more aggressive on the expense front?

Roger Mann:	Steve, one of the things, you know we’re just a little bit over a year and a half old now and I think we’re starting to get a pretty good handle on what I’ll call our run rate. And we are as we move into next year, we have some initiatives that I think could impact positively the efficiency ratio.

We’ll be entering into our strategic planning session here in the next couple of weeks both with management and the board of directors. And I think we’ll be laying kind of a formula as we enter into 2004, Steve, that I think is going to help with that ratio a bit.

Steve Alexopoulos:	Okay.

Jim Pennetti:	Hey, Steve?

Steve Alexopoulos:	Yeah.

Jim Pennetti:	This is Jim Pennetti. Just looking at that as you bring down that efficiency ratio, we do see that, you know, being impacted obviously more on the revenue side than we are right now on the expense side. As I said, we continue to look at expenses very closely here and very carefully but as we break down the elements of that efficiency ratio, right now we’re of course really being impacted with this margin compression.

Steve Alexopoulos:	Okay.

Jim Pennetti:	But no less that we continue, as Roger said, to look forward here and possible reduction in expenses wherever we might.

Roger Mann:	Yeah and some of these initiatives that we’ve got, that we’re planning, impact the revenue side, Steve, certainly as well as the expense side.

Steve Alexopoulos:	Okay. Finally Roger, you had said originally you wanted to focus on putting the companies together before considering additional acquisition opportunities. Just wondering one, are we are there yet where you would consider an acquisition and if so, what markets will you consider attractive?

Roger Mann:	Steve, I really and I’ve said I think for the last year and a half, I really want to make sure all the t’s are crossed and i’s are dotted. You know, I think we’re getting there. I think we’ve made specifically in the last three or four months some significant improvement in some of our technology areas, some of the continued automation of our technology and some of those things.

I think that I would feel more comfortable quite frankly getting through the fourth quarter and tying up some of those projects and then as we get into the conference call in January kind of reviewing that if we may.

Steve Alexopoulos:	Great. Thanks a lot.

Operator:	Your next question comes from Steve Covington of Stifel, Nicholaus & Company.

Roger Mann:	Steve?

Stephen Covington:	Hey, guys, this is Steve Covington.

Roger Mann:	We figured that.

Stephen Covington:	Hey, I appreciate all the detail. I had one question. Jim Nicholson, as you were going through this stuff I might have missed. Did you say, what was the balance of the classified assets you said that you moved out?

Jim Nicholson:	Those two particular credit relationships was approximately $15 million.

Stephen Covington:	Fifteen million, okay. And secondly, I think you indicated that you did or maybe Jim Pennetti indicated you did a bulk purchase of some home equity loans during the quarter? Can you give us just general characteristics of that portfolio and then if you have, what the total size of that portfolio was?

Jim Pennetti:	Yeah, I do, Steve. The size of the portfolio was about $13 million. Let me grab some other detail here.

In general, Steve, the profile of that portfolio is very similar to what we do here and what we originate. They are tied to prime floating rate.

Stephen Covington:	Is the collateral Midwestern collateral?

Jim Pennetti:	Yes, Midwest, exclusively Midwest collateral.

Stephen Covington:	Okay.

Jim Pennetti:	Loan to value about 83%, something like that. So it’s very close to what we do here locally.

Stephen Covington:	Okay. Lastly and this might go back to some of Roger’s comments about your planning sessions you have coming up but what are kind of your long-term goals from a capital perspective? You’ve had some capital buildup over the last couple of quarters. Where do you feel comfortable running the corporation at tangible capital levels?

Jim Pennetti:	Our capital plan right now we have put that together and it’s been approved by the board. We have a minimum on the regulatory capital, Steve, of being 50 basis points above well capitalized. And then moving up from that based on the risk profile of the corporation as we measure that for our risk management process but our minimum would be 50 basis points and moving up to as much as 125 basis points over that regulatory minimum.

And we’re moving forward looking at the risk profile of the corporation and then based on that risk profile, looking at our capital levels to be in that range as I said, for the regulatory capital.

Stephen Covington:	That’s great. Okay. Thanks, guys.

Jim Nicholson:	Thanks, Steve.

Operator:	At this time there are no further questions. Mr. Pennetti, do you have any closing remarks?

Roger Mann:	This is Roger. Once again I would like to thank everyone for joining us and for your continued interest in our corporation. We look forward to keeping you updated on our franchise development and financial performance and as always, if you have any questions please do not hesitate to call us. We’ll be happy to take your call.

Thank you again very much for your continued support of our company and we wish you a great day.

Operator:	This concludes today’s Unizan Financial Corporation Third Quarter Third Earnings conference call. You may now disconnect.

END